EXHIBIT 10.10

THIRD AMENDMENT TO
FEBRUARY 1, 2003
GLOBAL GOLD CORPORATION – VAN Z. KRIKORIAN
EMPLOYMENT AGREEMENT

AMENDMENT, entered on August 11, 2009 and effective as of the 1st day of July, 2009, between Global Gold Corporation, a Delaware corporation (the “Corporation”), and Van Z. Krikorian (the “Employee”), to the Employment Agreement, dated as of February 1, 2003, as amended as of January 1, 2005 and June 15, 2006 (the “Agreement”), between the parties;

W I T N E S S E T H  T H A T:

WHEREAS, the Employee currently serves as Chairman, Chief Executive Officer, and General Counsel, and the Corporation needs to retain the continued active service of the Employee in light of the Corporation’s obligations and in light of other considerations;

WHEREAS, the Corporation and the Employee desire to enter into an amendment of the Agreement on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1.           EXTENSION OF TERM.  The term of the Agreement is hereby further extended until June 30, 2012 and Section 2 of the Agreement is hereby amended effective July 1, 2009 to read as follows:

“TERM.  The term of this Agreement shall commence on June 1, 2003 and end on June 30, 2012, and shall be automatically renewed for consecutive one-year periods thereafter unless (a) terminated on the anniversary of June 30 by either party on 120 days written notice or (b) sooner terminated as otherwise provided herein.”

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2.           COMPENSATION.  The Corporation shall maintain the annual sum payable to the Employee as base compensation salary under the Agreement at $225,000.  In addition, Employee is awarded as additional base compensation for the term as extended by this amendment 1,050,000 shares vesting in six semi-annual installments through June 30, 2012, and pursuant to the terms set forth in the Restricted Stock Award attached to this Amendment as Exhibit A. The first two sentences of Section 3(a) of the Agreement are hereby amended effective July 1, 2009 to read as follows:

“Base Compensation.  In consideration for the services rendered by the Employee under this Agreement, the Corporation shall transfer and deliver to the Employee as base compensation for the term of this Agreement as amended effective July 1, 2009 a total of 1,050,000 shares of its common stock pursuant to the terms of the Restricted Stock Awards attached hereto as Exhibit A, and as set forth in such Awards (the “Restricted Stock Awards”) delivered to the Employee.  In addition to the foregoing, the Company shall pay to the Employee, as base compensation, the sum of $225,000 for each 12-month period commencing on and after July 1, 2009 during the term of this Agreement, as amended effective July 1, 2009, payable in equal monthly installments of $18,750 on the 15th day of each month”

3.           SURVIVAL OF AGREEMENT.  This Amendment is limited as specified above and shall not constitute a modification or waiver of any other provision of the Agreement except as required by terms agreed here.  Except as specifically amended by this Amendment, the Agreement terms shall remain in full force and effect and all of its terms are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

GLOBAL GOLD CORPORATION

By
	Drury J. Gallagher	Van Z. Krikorian
Secretary and Treasurer

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EXHIBIT A

Global Gold Corporation
45 East Putnam Avenue
Greenwich, CT 06830

August 11, 2009
Mr. Van Krikorian
5 Frederick Court
Harrison, NY 10528

Re:           Restricted Stock Award

Dear Mr. Krikorian:

As consideration for your employment agreement, as amended effective July 1, 2009, with Global Gold Corporation (the “Corporation”)   and as   an inducement for your rendering of services to the Corporation, we hereby grant you One Million Fifty Thousand (1,050,000) shares of the Common Stock of Global Gold Corporation, evidenced by a certificate of shares of our common stock, $.001 par value per share (the "Shares"), subject to applicable securities law restrictions and the terms and conditions set forth herein:

1.           For the first six month period commencing July 1, 2009 within which you render the services provided herein, you shall become fully vested in one sixth of the total Shares granted hereunder.  For the next six month periods thereafter commencing on January 1, 2010 through July 31, 2010, you shall become fully vested in an additional one sixth of the total Shares granted hereunder.  Thus, if you complete six, twelve, eighteen, twenty four, thirty and then thirty six months of service as provided hereunder, you shall be vested in 175,000, 350,000, 525,000, 700,000, 875,000, and then 1,050,000 of the Shares granted hereunder, respectively.

2.           In the event of your termination of your employment on or before the expiration of the initial  six month period commencing with the date hereof or any subsequent six month period thereafter during the thirty six month period commencing with July 1, 2009 for any reason, you shall forfeit all right, title and interest in and to any of the Shares granted hereunder which have not become vested in you, without any payment by the Company therefore unless mutually agreed otherwise, except in the case of a Change in Control. All Shares shall vest upon the occurrence of a Change of Control (as defined herein) without further action by you or the Corporation.

3.           (a)           Any Shares granted hereunder are not transferable and cannot be assigned, pledged, hypothecated or disposed of in any way until they become vested, and may be transferred thereafter in accordance with applicable securities law restrictions.  Any attempted transfer in violation of the Section shall be null and void.

(b)           Notwithstanding anything contained in this Agreement to the contrary, after you become vested in any of the Shares granted hereunder, no sale, transfer or pledge thereof may be effected without an effective registration statement or an opinion of counsel for the Corporation that such registration is not required under the Securities Act of 1933, as amended, and any applicable state securities laws.

4.           During the period commencing with the date hereof and prior to your forfeiture of any of the Shares granted hereunder, you shall have all right, title and interest in and to the Shares granted hereunder, including the right to vote the Shares and receive dividends or other distributions with respect thereto.

5.           You shall be solely responsible for any and all Federal, state and local income taxes arising out of your receipt of the Shares and your future sale of other disposition of them.

6.           This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. All parties hereto (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a Federal or state court in the City of New York in the State of New York, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, and (iii) irrevocably submit to the exclusive jurisdiction of any Federal or state court in the City of New York in the State of New York, in any such suit, action or proceeding, but such consent shall not constitute a general appearance or be available to any other person who is not a party to this Agreement.  All parties hereto agree that the mailing of any process in any suit, action or proceeding at the addresses of the parties shown herein shall constitute personal service thereof.

7.           If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

8.           This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective heirs and successors and, in the case of the Corporation, its assigns.

9.           This Agreement may not be amended except in a writing signed by all of the parties hereto.

10.          Nothing contained herein shall be construed to create an employment agreement between the Corporation and you or require the Corporation to employ or retain you under such a contract or otherwise.

11.          Notwithstanding anything contained this in Agreement to the contrary the Shares shall become fully vested upon your death or upon your becoming disabled, which shall mean you shall have been unable to render all of your duties by reason of illness, injury or incapacity (whether physical or mental) for a period of six consecutive months, determined by an independent physician selected by the Board of Directors of the Corporation.

12.          Notwithstanding anything contained this in Agreement to the contrary:

(a)           the Shares shall become fully vested upon the occurrence of a Change of Control (as defined in this Section 12), which shall occur upon

(i)           (a) thirty-five percent (35%) or more of the outstanding voting stock of the Corporation has been acquired by any person (as defined by Section 3 (a) (9) of the Securities Exchange Act of 1934, as amended) other than directly from the Corporation; (b) there has been a merger or equivalent combination involving the Corporation after which 49% or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Corporation; (c) twenty percent (20%) or more of the members of the Board elected by shareholders are persons who were not nominated in the then most recent proxy statement of the Corporation; or (d) the Corporation sells or disposes of all or substantially all of its assets.

(ii)           any “person”, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or persons acting in concert (other than Drury J. Gallagher, Firebird Global Master Fund, Ltd., Van Z. Krikorian or any of their affiliates) become the “beneficial owner” or “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of the Corporation’s securities representing more than 50% of the combined voting power of the Corporation’s then outstanding securities, pursuant to a plan of such person or persons to acquire such controlling interest in the Corporation, whether pursuant to a merger (including a merger in which the Corporation is the surviving corporation), an acquisition of securities or otherwise; and

(b)           A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

(c)           The Shares shall become fully vested upon your death or upon your becoming disabled, which shall mean you shall have been unable to render all of your duties by reason of illness, injury or incapacity (whether physical or mental) for a period of six consecutive months, determined by an independent physician selected by the Board of Directors of the Corporation.

13.           In the event of any conflict between the terms of this Agreement and of the Employment Agreement, the provisions contained in this Agreement shall control.

If this letter accurately reflects our understanding, please sign the enclosed copy of this letter at the bottom and return it to us.

Very truly yours,
Global Gold Corporation

By:
Drury J Gallagher
Secretary and Treasurer

Agreed:

Van Z. Krikorian

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